Exhibit 99

For Immediate Release

Contact:

Matthew Shepherd
678-942-2683
mshepherd@netbank.com

NetBank, Inc. Reports $.21 EPS for Fourth Quarter 2003
And $1.04 EPS for Full Year

Dividend of $.02 per Share Declared

For Shareholders of Record on February 15, 2004

ATLANTA (January 28, 2004) — NetBank, Inc. (Nasdaq: NTBK), parent company of the country’s first commercially successful Internet bank, NetBank® (www.netbank.com), today reported earnings for the fourth quarter and record results for the full year ended December 31, 2003.

Net income totaled $10.0 million or $.21 per share for the fourth quarter, compared to $12.6 million or $.25 per share for the same period in 2002. For the full year, the company recorded net income of $50.5 million or $1.04 per share, compared to a net loss of $15.9 million or $.36 per share a year ago. (Last year’s results included transaction and balance sheet repositioning charges related to the company’s acquisition of Resource Bancshares Mortgage Group, Inc., which closed on March 31, 2002.)

Based on the company’s strong performance and capital position, the board of directors approved a dividend of $.02 per share payable to shareholders of record on February 15, 2004. The dividend will be disbursed on March 15, 2004.

Additional highlights of the quarter include:

•                  Improvement in the bank’s net interest spread to 175 basis points (bps), an increase of 21 bps from the previous quarter;

•                  Strategic retention by the bank of $160 million in company-originated loans;

•                  Total bank deposits of $2.5 billion, a year-over-year increase of 24%;

•                  Mortgage production of $3.3 billion, including record non-conforming loan production of $663 million; and

•                  Loan and servicing rights sales into the secondary market of $3.8 billion for a quarterly balance sheet turn of 3.2 times.

Management Commentary

“Fourth quarter marked a solid close to an exceptional year,” said Douglas K. Freeman, chairman and chief executive officer. “Although we enjoyed a particularly favorable economic environment throughout most of 2003, I believe we made smart decisions to leverage the current opportunities to create long-term shareholder value. We used the record results from our mortgage operations to advance our other businesses by paying down high-rate, fixed debt and broadening our service offerings. During the fourth quarter, the bank posted a profit and moved toward becoming a meaningful contributor to the company’s earnings. We furthered the development of our transaction processing operation by acquiring Financial Technologies, Inc. and subsequently establishing NetBank Payment Systems, Inc.”

“The quarterly results for our mortgage operations were in line with our expectations,” said Steven F. Herbert, chief finance executive. “As anticipated, conforming production volume and income margins declined significantly due to seasonal factors and the sharp downturn in refinancing activity. We also deferred the sale of non-conforming production in December. Temporary retention of this production provides us greater flexibility and strength going into the first quarter of 2004.”

“We are focused on both the short- and long-term,” Freeman concluded. “Early in 2003, we announced our strategy to diversify the company’s revenue and move toward a point where our earnings would be comprised equally of contributions from our bank, financial intermediary and transaction processing businesses. There is still significant work to do in order for us to accomplish our goal. But, we have made measurable progress over the past 12 months and are set to make similar strides in 2004.”

Noteworthy Items

The company purchased 344,400 shares during the quarter at an average share price of $13.26. Since implementing its current stock buy-back program in August 2002, the company has repurchased 2.9 million shares at an average share price of $10.66. A total of 1.1 million shares remain available for repurchase under current board authorizations.

The company issued $3 million in trust preferred securities in December 2003 at a price of LIBOR plus 2.85%. The rate on the securities is variable and based on 3-month LIBOR. The securities have a maturity date of January 2034.

Retail Bank Operations

Table 1 summarizes fourth quarter results for the company’s banking operation. As noted earlier, the bank returned to profitability, reporting pre-tax income of $912,000. Other performance metrics continued to show improvement on a quarter-over-quarter basis. The bank’s ongoing effort to rebuild its balance sheet with company-originated loans led to an increase of 21 bps in the bank’s net interest spread from last quarter. In further support of this strategy, the bank retained $160 million in select loans originated during the quarter through its lending operations. These loans consisted of adjustable rate mortgages, second mortgages, HELOCs and auto loans. The bank’s legal expenses increased by $1.1 million on a quarter-over-quarter basis as the bank stepped up its activity in the litigation over leases originated by Commercial Money Center, Inc. (CMC), which is discussed in further detail below. The additional legal expenses as well as a reduction in the bank’s balance sheet size contributed to an expected increase in the bank’s expense margin. As mortgage production declined and the size of the bank’s balance sheet came down in response, the bank did not have the same leverage over its cost structure as it had in the third quarter.

Table 1

RETAIL BANK OPERATIONS

(Dollars in thousands)

	Quarter ended 12/31/03	Quarter ended 09/30/03	Change
Net interest income	$16,992	$16,177	$815
Provision for credit losses	(2,726)	(2,542)	(184)
Net interest income after provision for credit losses	14,266	13,635	631
Gain (loss) on sale of loans	41	30	11
Service charges and fees	2,771	2,732	39
Total revenues	17,078	16,397	681

Total expenses	16,166	14,631	1,535
Pre-tax income (loss) before net gain (loss) on securities and prepaid debt	912	1,766	(854)
Net gain (loss) on securities and prepaid debt	—	(4,316)	4,316
Pre-tax income (loss)	$912	$(2,550)	$3,462

Earning assets	$3,893,921	$4,189,997	$(296,076)

Net interest income to earning assets	1.75%	1.54%	0.21%
Net interest income after provision to earning assets	1.47%	1.30%	0.17%
Service charges and fees to earning assets	0.28%	0.26%	0.02%
Expenses to earning assets	1.66%	1.40%	0.26%

The bank finished the year with 166,000 customers, an increase of 9% from 2002. Deposits totaled $2.5 billion, an increase of 24%. Deposit growth was centered primarily in personal transactional accounts (checking and money market). On a year-over-year basis, these deposits increased by 59%. At year end, the average personal checking balance was up by 26% to $2,063, and the average money market balance was up by 42% to $15,777. At year end, small business deposits totaled $26.5 million. The average small business checking balance was $4,697, and the average small business money market balance was $38,835. The bank launched its small business offering in June 2003.

The bank’s indirect auto lending division, Dealer Financial Services, generated $54.6 million in loans during the quarter, an increase of 40% from last quarter. The loans had an average FICO score of 716. Production for the year totaled $98.9 million with an average FICO of 718. The bank launched Dealer Financial Services in April 2003.

No material developments have occurred in the bank’s CMC-related suit against Illinois Union Insurance Company, an affiliate of ACE INA Group (NYSE: ACE); Safeco Insurance Company, an affiliate of Safeco (Nasdaq: SAFC); and Royal Indemnity Company, an affiliate of Royal and Sun Alliance Group (NYSE: RSA). Discovery is ongoing in the multi district litigation against these carriers and two other CMC guarantors. The bank and other plaintiffs’ motion for judgment on the pleadings remains before the judge.

The bank incurred higher CMC legal expenses in the fourth quarter than in the previous quarter due mainly to increased discovery activity. Based on the non-accrual status of the leases and legal expenses, the CMC litigation impacted the bank’s earnings by approximately $2.7 million, pre-tax, or $.03 per share, after tax, for the fourth quarter 2003 and approximately $8.3 million, pre-tax, or $.11 per share, after tax, for the full year. Management is committed to pursuing full recovery of its claim against the sureties and believes the company will ultimately prevail.

Financial Intermediary Operations

During the quarter, the company originated $3.3 billion in mortgage loans, a decrease of 42% from last quarter’s production. Mortgage loan sales totaled $4.0 billion, a decrease of 28%. Production for the year totaled $18.9 billion, a year-over-year increase of 61%. Sales for the year were $18.3 billion, an increase of 60%. (The sales figures above include intra-company loan sales to the bank of $160 million during the fourth quarter and $1.2 billion for the full year.)

Table 2 summarizes fourth quarter results for the company’s conforming mortgage operation. Production totaled $2.6 billion, a decrease from last quarter of 49%. Sales were $3.3 billion, a decrease of 36%. The company had anticipated declines in production as demand for refinancings lessened. The pre-tax income margin also headed toward more normalized levels as pricing grew more competitive industry-wide. The expense margin increased by 50 bps quarter-over-quarter as production declined and the operation had less leverage over its cost structure. This margin should improve in the coming quarters after the operation completes follow-through work on the recent record production and adjusts scale accordingly.

Table 2

PRIME & CONFORMING MORTGAGE PRODUCTION

(Dollars in thousands)

	Quarter ended 12/31/03		Quarter ended 09/30/03		Change
	Dollars	Bps	Dollars	Bps	Dollars	Bps
Production	$2,618,626		$5,092,490		$(2,473,864)

Sales	$3,264,663		$5,131,811		$(1,867,148)

Production revenues	$49,287	151	$90,647	177	$(41,360)	(26)

Production expenses	29,852	114	32,447	64	(2,595)	50
Pre-tax income	$19,435	37	$58,200	113	$(38,765)	(76)

Table 3 summarizes fourth quarter results for the company’s non-conforming mortgage operation. Production totaled a record $663 million, an increase of 12% from last quarter. Sales were $692 million, an increase of 107%. As noted earlier, the company proactively regulated the sale of non-conforming production during the past two quarters. The company earns additional interest income by carrying these assets longer. It then has the advantage of being able to release their full earnings potential at more opportune times. The pre-tax income margin remained relatively stable quarter-over-quarter. The company stimulated production through more competitive pricing. The increase in production provided the company greater leverage over its cost structure so the pricing cuts were largely offset by a reduction in the operation’s expense margin.

Table 3

NON-CONFORMING MORTGAGE PRODUCTION

(Dollars in thousands)

	Quarter ended 12/31/03		Quarter ended 09/30/03		Change
	Dollars	Bps	Dollars	Bps	Dollars	Bps
Production	$662,654		$589,033		$73,621

Sales	691,524		332,697		358,827

Production revenues	$18,471	267	$10,026	301	$8,445	(34)

Production expenses	11,658	176	12,123	206	(465)	(30)
Pre-tax income	$6,813	91	$(2,097)	95	$8,910	(4)

Table 4 summarizes fourth quarter results for the company’s servicing operation. Fundamentals in this operation continued to improve during the quarter. Revenue totaled $12.0 million, an increase of 7% from last quarter. Operating expenses declined to $5.6 million, a decrease of 33%. The bulk of this savings relates to a slowdown in prepayment activity and a reduction in the lost interest typically experienced on curtailments. The core servicing portfolio grew to $12.5 billion, a quarter-over-quarter increase of 11%. Impairment charges, net of hedge results, were $7.5 million. Although these charges were down 61% from the previous quarter, they remained at a relatively high level. These charges should lessen or abate in the future when rates begin to rise.

Table 4

LOAN SERVICING

(Dollars in thousands)

	Quarter ended 12/31/03	Quarter ended 09/30/03	Change
Servicing revenue	$11,966	$11,157	$809

Servicing expenses:
Operating expenses	5,630	8,369	(2,739)
Amortization	8,543	7,147	1,396
Total servicing expenses	14,173	15,516	(1,343)

Pre-tax servicing margin	(2,207)	(4,359)	2,152

Gain on sale of servicing rights	997	—	997
Impairment, net of hedge results	(7,517)	(19,078)	11,561
Net pre-tax loss	$(8,727)	$(23,437)	$14,710

Held for sale	$250,338	$281,946	$(31,608)
Available for sale	12,293,325	10,990,711	1,302,614
UPB underlying MSRs	12,543,663	11,272,657	1,271,006
Work-in-process and whole loans	1,922,446	2,396,641	(474,195)
NetBank whole loans	1,092,098	996,158	95,940
Non-conforming	415,252	439,576	(24,324)
Sold but not transferred	498,474	833,827	(335,353)
Third party subservicing	553,554	876,210	(322,656)
Total loans serviced	$17,025,487	$16,815,069	$210,418

Net pre-tax servicing margin to total loans serviced	(0.05)%	(0.10)%	0.05%

Transaction Processing Operations

The company continued to make progress in building out its transaction processing operation during the quarter. Effective in November, the company completed its acquisition of Financial Technologies, which is now known as NetBank Payment Systems. Its December results contributed only marginally to the bottom line for the quarter. NetBank Payment Systems currently operates 4,316 ATMs across the country and has 178 merchant processing terminals in deployment. These terminals enable merchants and small businesses to clear transactions by check, and credit and debit cards, as well as to process pre-paid cellular and long-distance telephone services.

The company’s third-party mortgage lending processor, Resource Mortgage Solutions (RMS), generated $119 million in loans during the quarter, a decrease of 51% from last quarter’s record production. This production is included in results for the conforming mortgage operation above. For the full year, RMS processed a total of $719 million in loans, a year-over-year increase of 222%. The operation currently has 529 relationships, an increase of 37% from 2002.

Next Quarter Earnings Outlook

There are currently nine independent equity analysts publishing research on the company. Based on our information, we currently see a range of estimates for our first quarter results of $.22 to $.26 per share with a consensus estimate of $.23 per share. Management’s outlook for the company’s performance through March 2004 suggests this range may be high. Results from the company’s conforming mortgage operations are likely to be less than in the fourth quarter due to lower production volumes and further margin compression. However, management believes improvement in other operations could provide significant offset.

Supplemental Financial Data

Management has updated the quarterly financial data available on its Web site. This data provides further detail on the performance of the company’s different business channels over the past five quarters. It is intended to supplement the information in this announcement and give interested parties a better understanding of the company’s operations and financial trends.

Interested parties can find this quarterly supplement on the company’s Web site at www.netbank.com. Go to “About NetBank” and then “Investor Relations.” The material is accessible through the link titled “Financial Data.”

Within this same area, the company posts a monthly statistical report, which is intended to give individuals a means of tracking the company’s performance during a quarter. The monthly report is published directly to the Web site around the 15th of each month.

Conference Call Information

Management has scheduled a conference call to discuss the quarterly results with financial analysts, media and other interested parties. The call will be held today at 10 a.m. EST.

Call Title:	NetBank, Inc. Earnings Announcement
Call Leader:	Douglas K. Freeman
Passcode:	NetBank
Toll-Free:	888-790-1641
International:	+1-773-756-4622
One-Week Replay:	1-888-568-0540

The company will audiocast the call on its Web site within the “Investor Relations” area. Individuals who cannot participate in the live call may e-mail their questions to mshepherd@netbank.com. Questions must be received before 8:30 a.m. EST for inclusion in the discussion.

About NetBank, Inc.

NetBank, Inc. (Nasdaq: NTBK) operates with a revolutionary business model through a diverse group of complementary financial services businesses that leverage technology for more efficient and cost effective delivery of services. Its major subsidiaries include NetBank® (www.netbank.com), the country’s first commercially successful Internet bank; RBMG, Inc., a wholesale mortgage lender that generates residential mortgages through a nationwide network of independent brokers and correspondent lenders; Market Street Mortgage Corporation, a retail residential mortgage lender that conducts business in 39 states; Meritage Mortgage Corporation, a wholesale mortgage lender that originates non-conforming residential mortgages through a nationwide network of independent brokers; Republic Leasing Company, Inc., a wholesale originator and servicer of commercial business equipment leases; NetInsurance, Inc. (formerly known as RBMG Insurance Services, Inc.), an online insurance agency representing some of the nation’s leading insurance companies; and NetBank Payment Systems, Inc., a provider of ATM and merchant processing services to small institutions and non-bank retail businesses. NetBank is a Member FDIC. NetBank, RBMG®, Market Street Mortgage® and Meritage® are Equal Housing Lenders.

###

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Information in this press release about 1) our effort to create long-term shareholder value; 2) the bank’s ability to contribute meaningfully to the company’s earnings; 3) our plan to diversify the company’s revenue so earnings are comprised of comparable contributions from the bank, financial intermediary and transaction processing businesses; 4) the repurchase of additional shares of the company’s stock; 5) a favorable resolution in the CMC litigation; 6) improvement in the expense of margin of the conforming mortgage operation; and 7) lower impairment charges on mortgage servicing rights  are “forward-looking statements” involving risks and uncertainties that could cause actual results to differ materially. Potential risks include, but are not limited to: 1) no improvement in shareholder value over the long-term; 2) unforeseen economic or operational issues at the bank; 3) unforeseen economic or operational issues in one or more of the company’s businesses; 4) a decision not to continue the stock repurchase program; 5) an adverse ruling in the CMC litigation; 6) unforeseen economic or operational issues in the conforming mortgage operation; and 7) no increase in the value of mortgage servicing rights. The company has no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties facing NetBank, Inc., see “Risk Factors” in the company’s SEC filings.

NetBank, Inc.

Consolidated Statements of Operations

For the Three Months Ended December 31,

(Unaudited and in 000’s except per share data)

	2003					2002
	Retail banking	Mortgage banking	Other	Eliminations	NetBank, Inc.	NetBank, Inc.

Interest income:
Loans and leases	$20,508	$31,062	$899	$53	$52,522	$38,380
Investment securities	3,767	16	—	—	3,783	7,138
Short-term investments	54	6	3	—	63	253
Inter-company	10,395	54	173	(10,622)	—	—
Total interest income	34,724	31,138	1,075	(10,569)	56,368	45,771

Interest expense:
Deposits	12,511	—	—	—	12,511	13,470
Other borrowed funds	5,508	2,151	125	—	7,784	10,034
Inter-company	(287)	10,191	718	(10,622)	—	—
Total interest expense	17,732	12,342	843	(10,622)	20,295	23,504
Net interest income	16,992	18,796	232	53	36,073	22,267
Provision for credit losses	2,726	(17)	—	—	2,709	(4,014)
Net interest income after provision for credit losses	14,266	18,813	232	53	33,364	26,281

Non-interest income:
Service charges and fees	1,986	12,054	2,168	(115)	16,093	10,962
Gain on sales of loans and MSRs	41	48,292	1	(766)	47,568	50,746
Other Income	785	(565)	317	—	537	277
Gain on sales of investment securities	—	—	—	—	—	—
Gain on the early extinguishment of debt	—	—	—	—	—	67
Total non-interest income	2,812	59,781	2,486	(881)	64,198	62,052

Non-interest expense:
Salaries and benefits	3,958	28,544	1,213	—	33,715	32,218
Customer service	2,640	—	42	—	2,682	3,281
Loan servicing	580	—	—	(151)	429	337
Marketing costs	1,230	840	106	—	2,176	1,897
Data processing	2,900	1,491	42	—	4,433	3,458
Depreciation and amortization	1,550	2,695	302	—	4,547	3,327
Impairment and amortization of MSRs	—	13,949	—	—	13,949	8,613
Office expenses	446	2,403	112	—	2,961	2,944
Occupancy	436	4,503	228	—	5,167	3,697
Travel and entertainment	167	1,071	117	—	1,355	1,054
Professional fees	2,084	2,891	296	—	5,271	3,288
Other	249	2,686	2,125	37	5,097	5,127
Prepayment fees on the early extinguishment of debt	(74)	—	—	—	(74)	—
Total non-interest expense	16,166	61,073	4,583	(114)	81,708	69,241
Income (loss) before income taxes	912	17,521	(1,865)	(714)	15,854	19,092
Income tax (expense) benefit	(265)	(6,581)	736	266	(5,844)	(6,541)
Net income (loss)	$647	$10,940	$(1,129)	$(448)	$10,010	$12,551

Net income per common and potential common shares outstanding:
Basic					$0.21	$0.26
Diluted					$0.21	$0.25

Weighted average common and potential common shares outstanding:
Basic					47,742	49,091
Diluted					48,598	49,489

NetBank, Inc.

Consolidated Statements of Operations

For the Year Ended December 31,

(Unaudited and in 000’s except per share data)

	2003					2002
	Retail banking	Mortgage banking	Other	Eliminations	NetBank, Inc.	NetBank, Inc.

Interest income:
Loans and leases	$65,707	$123,724	$1,302	$112	$190,845	$132,988
Investment securities	19,374	71	—	—	19,445	31,393
Short-term investments	317	18	5	—	340	2,374
Inter-company	43,505	189	1,121	(44,815)	—	—
Total interest income	128,903	124,002	2,428	(44,703)	210,630	166,755

Interest expense:
Deposits	49,784	—	—	—	49,784	55,162
Other borrowed funds	26,042	8,261	1,299	—	35,602	48,357
Inter-company	558	42,521	1,736	(44,815)	—	—
Total interest expense	76,384	50,782	3,035	(44,815)	85,386	103,519
Net interest income	52,519	73,220	(607)	112	125,244	63,236
Provision for credit losses	6,989	19	—	—	7,008	22,417
Net interest income after provision for credit losses	45,530	73,201	(607)	112	118,236	40,819

Non-interest income:
Service charges and fees	8,731	41,120	2,322	(285)	51,888	37,521
Gain on sales of loans and MSRs	68	237,151	—	(5,190)	232,029	124,895
Other Income	2,895	11,995	343	—	15,233	8,897
Gain on sales of investment securities	11,394	—	—	—	11,394	5,781
Gain on early estinguishment of debt	—	—	—	—	—	67
Total non-interest income	23,088	290,266	2,665	(5,475)	310,544	177,161

Non-interest expense:
Salaries and benefits	16,325	112,675	3,667	—	132,667	93,925
Customer service	10,909	—	55	—	10,964	13,501
Loan servicing	2,291	—	—	(151)	2,140	5,649
Marketing costs	4,833	3,189	473	—	8,495	6,636
Data processing	10,114	5,914	64	—	16,092	12,722
Depreciation and amortization	6,618	7,909	1,274	—	15,801	15,312
Impairment and amortization of MSRs	—	72,479	—	—	72,479	26,945
Office expenses	1,697	8,588	210	—	10,495	9,020
Occupancy	1,783	17,125	390	—	19,298	15,474
Travel and entertainment	426	3,812	246	—	4,484	3,096
Professional fees	4,248	11,474	1,668	—	17,390	9,719
Other	1,555	17,610	3,197	(133)	22,229	11,989
Prepayment fees on the early extinguishment of debt	16,193	—	—	—	16,193	9,944
Acquisition and severance costs	—	—	—	—	—	10,085
Total non-interest expense	76,992	260,775	11,244	(284)	348,727	244,017
Income (loss) before income taxes	(8,374)	102,692	(9,186)	(5,079)	80,053	(26,037)
Income tax (expense) benefit	3,729	(38,594)	3,433	1,893	(29,539)	10,180
Net income (loss)	$(4,645)	$64,098	$(5,753)	$(3,186)	$50,514	$(15,857)

Net income (loss) per common and potential common shares outstanding:
Basic					$1.05	$(0.36)
Diluted					$1.04	$(0.36)

Weighted average common and potential common shares outstanding:
Basic					47,963	44,407
Diluted					48,645	44,407

NetBank, Inc.

Condensed Consolidated Balance Sheets

As of December 31,

(Unaudited and in 000’s except per share data)

	2003					2002
	Retail banking	Mortgage banking	Other	Eliminations	NetBank, Inc.	NetBank, Inc.
Assets
Cash and cash equivalents:
Cash and due from banks	$3,747	$20,970	$1,183	$(1,689)	$24,211	$34,687
Federal funds sold	8,482	934	243	(243)	9,416	76,878
Total cash and cash equivalents	12,229	21,904	1,426	(1,932)	33,627	111,565
Investment securities available for sale-at fair value	454,341	7	—	—	454,348	654,719
Stock of Federal Home Loan Bank of Atlanta-at cost	54,491	—	—	—	54,491	36,600
Investment in subsidiaries	239,116	—	608,043	(847,159)	—	—
Loans held for sale	11,418	1,921,790	—	—	1,933,208	1,514,625
Loans and leases receivable-net of allowance for losses	1,761,659	801	202	(5,702)	1,756,960	892,093
Mortgage servicing rights	—	165,214	—	—	165,214	88,502
Accrued interest receivable	8,268	6,152	293	—	14,713	12,839
Furniture, equipment, and capitalized software	13,276	34,753	5,873	—	53,902	46,610
Goodwill and other intangibles	2,521	42,348	17,572	—	62,441	41,696
Due from servicers and investors	12,542	20,142	387	116	33,187	70,526
Intercompany receivable	1,599,783	6,976	21,326	(1,628,085)	—	—
Receivable from unsettled trades	90,000	—	—	—	90,000	—
Other assets	23,348	22,637	18,821	3	64,809	57,777
Total assets	$4,282,992	$2,242,724	$673,943	$(2,482,759)	$4,716,900	$3,527,552

Liabilities
Deposits	$2,541,359	$—	$—	$(1,932)	$2,539,427	$2,044,922
Other borrowed funds	962,825	456,941	1,256	—	1,421,022	882,488
Convertible subordinated debt	—	—	—	—	—	26,126
Subordinated debt	—	—	11,857	—	11,857	4,382
Accrued interest payable	8,520	489	89	—	9,098	13,266
Loans in process	—	30,756	—	—	30,756	45,734
Intercompany debt	253,380	1,337,279	37,611	(1,628,270)	—	—
Unsettled trades	131,707	—	—	—	131,707	—
Accounts payable and accrued liabilities	24,405	112,979	7,192	(1,893)	142,683	109,044
Total liabilities	3,922,196	1,938,444	58,005	(1,632,095)	4,286,550	3,125,962

Commitments and contingencies

Shareholders’ equity
Preferred stock, no par (10,000,000 shares authorized, none outstanding)	—	—	—	—	—	—
Common stock, $.01 par (100,000,000 shares authorized, 52,820,308 and 52,674,751 shares issued, respectively)	2,564	741	849	(3,626)	528	527
Additional paid-in capital	305,466	225,795	599,934	(699,160)	432,035	426,485
Retained earnings (deficit)	50,024	77,744	85,098	(168,764)	44,102	(2,568)
Accumulated other comprehensive income, net of tax	2,742	—	—	—	2,742	11,026
Treasury stock, at cost (5,235,538 and 4,024,193 shares, respectively)	—	—	(69,560)	20,886	(48,674)	(33,880)
Unearned compensation	—	—	(383)	—	(383)
Total shareholders’ equity	360,796	304,280	615,938	(850,664)	430,350	401,590

Total liabilities and shareholders’ equity	$4,282,992	$2,242,724	$673,943	$(2,482,759)	$4,716,900	$3,527,552

NetBank, Inc. Consolidated

Selected Financial and Operating Data

(Unaudited and in 000’s except per share data)

	Quarter Ended December 31,		Twelve Months ended December 31,
	2003	2002	2003	2002
Consolidated:

Net income (loss)	$10,010	$12,551	$50,514	$(15,857)
Total assets	$4,716,900	$3,527,552	$4,716,900	$3,527,552
Total equity	$430,350	$401,590	$430,350	$401,590
Return on average equity	9.34%	12.58%	12.11%	(4.30% )
Return on average assets	0.89%	1.39%	1.17%	(0.45% )
Book value per share	$9.04	$8.25	$9.04	$8.25
Tangible book value per share	$7.73	$7.40	$7.73	$7.40

NetBank, FSB:

Deposits	$2,539,670	$2,049,383
Customers	165,762	152,560

Estimated Capital Ratios:
Tier 1 (core) capital ratio	6.46%	7.47%
Tangible equity ratio	6.46%	7.47%
Tier 1 risk-based capital ratio	10.28%	13.71%
Total risk-based capital ratio	12.04%	15.42%

Asset quality numbers:
CMC Lease portfolio	$78,583	$83,769	$78,583	$83,769
Non-performing loans - HFI	4,233	3,256	4,233	3,256
Non-performing loans - HFS(1)	25,843	28,900	25,843	28,900
Non-performing loans - Total	108,659	115,925	108,659	115,925
Other real estate owned (2)	3,300	2,849	3,300	2,849
Total non-performing assets	$111,959	$118,774	$111,959	$118,774

Allowance for credit losses (ALLL)	$43,689	$42,411	$43,689	$42,411
Net (charge-offs) and recoveries	$(1,523)	$(1,103)	$(5,730)	$(8,521)

Asset quality ratios:
Non-performing assets / average assets	2.49%	3.29%	2.60%	3.40%
ALLL / total non-performing assets	39.02%	35.71%	39.02%	35.71%
ALLL / loan and lease receivables	2.43%	4.54%	2.43%	4.54%
Net charge-offs / total assets (annualized)	0.13%	0.13%	0.12%	0.24%

Mortgage Banking:

	Quarter Ended December 31,		For the twelve months ended December 31,
	2003	2002	2003	2002
Production Activity:
Retail	$574,713	$813,222	$3,059,215	$2,449,319
Correspondent	1,165,606	2,087,720	8,239,984	5,066,168
Wholesale	759,643	1,187,616	4,686,050	2,586,441
RMS	118,664	119,543	718,579	222,945
Total agency-eligible	2,618,626	4,208,101	16,703,828	10,324,873
Non-conforming	662,654	498,453	2,217,928	1,406,566
Total	$3,281,280	$4,706,554	$18,921,756	$11,731,439

Sales Activity:
Third party sales	$3,796,146	$4,276,560	$17,132,430	$11,411,954
Sales to the retail bank	160,041	—	1,183,221	—
Total sales	$3,956,187	$4,276,560	$18,315,651	$11,411,954

Pipeline:
Locked mortgage loan pipeline	$966,943	$1,502,938
Mortgage application pipeline	3,159,307	1,861,956
Total Pipeline	$4,126,250	$3,364,894

UPB of loans serviced:	$17,025,487	$11,153,274

(1)          Held for sale assets are carried at the  lower of cost or market (LOCOM).  LOCOM adjustments, under GAAP, are direct reductions of the assets’ carrying value and are not considered allowances.

(2)          Other real estate owned is carried at net realizable value.